Exhibit 10.2

EXECUTIVE CONSULTING AGREEMENT

IMMUNE THERAPETICS, INC.

AND

GLEN FARMER

November 1, 2022

This Executive Consulting Agreement (this “Agreement”) is made and entered into as of November 1, 2022 by and between Mr. Glen Farmer (“Executive”), and Immune Therapeutics, Inc. a Florida corporation (the “Company’’), who are hereinafter sometimes collectively referred to as “the parties.”

WITNESSETH

WHEREAS, the Company desires to engage the Executive as a consultant to perform the services hereinafter described, and Executive desires to perform such services upon the terms and conditions set forth in this Agreement;

WHERAS, the Executive was appointed Chief Financial Officer on August 2, 2022 and has been working full time for the Company since that appointment and the Company desires to compensate the Executive for his work.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises contained herein, the parties agree as follows:

1.	Term. The term of this Agreement shall be for a twelve (12)-month period commencing on November 1, 2022 and ending on September 30, 2023 (the initial “Term”), unless sooner terminated in writing by mutual consent or pursuant to the provision of Section 6 below. Unless notice of intention to terminate this Agreement at the end of the Initial Term is given, in writing by Executive to Company at least thirty (30) days prior to the end of the initial term, or any extension period, and provided that Executive has not breached in any material fashion any of the terms of conditions of their Agreement, then this Agreement shall automatically be renewed and extended for up to three (3) consecutive one (1) year periods upon the terms and conditions set forth herein, unless different terms are agreed to between the parties in writing.

2.	Position and Duties

The Executive shall serve full time as Chief Financial Officer (“CFO”),and shall have the duties and privileges customarily associated with an executive occupying such a role. He shall perform all reasonable acts customarily associated with such a role, or necessary and/or desirable to protect and advance the interests of the Company. Executive shall report to the Company’s Chief Executive Officer (the “CEO”). The Executive agrees to perform to the best of their ability, experience and talent those acts and duties, consistent with the position of CFO the CEO shall from time to time lawfully direct. During the Term, the Executive also shall serve in such other executive-level positions or capacities as may, from time to time, be reasonably requested by the CEO, including, without limitation (subject to election, appointment, re-election or re-appointment, as applicable) as (a) a member of a governing body of any of the Company’s subsidiaries or other Affiliates (as defined below), (b) an officer of any of the Company’s subsidiaries or other Affiliates, and/or (c) a member of any committee of the Company and/or any of its subsidiaries or other Affiliates, in each case, for no additional compensation. As used in this Agreement, “Affiliate” of any individual or entity means any other individual or entity that directly or individual controls, is controlled by, or is under common control with, the individual or entity.

EXECUTIVE CONSULTING AGREEMENT	G Farmer

3.	Extent and Nature of Services. Executive shall devote approximately twenty (20) hours a week the Company’s business as may be required to properly perform their duties.

4.	Relationship of Parties. It is the express intention of the parties that Executive is an independent Executive, and not an employee or agent of the Company and that nothing in this Agreement shall create or establish any joint venture, partnership, or any relationship of employer and employee between the Company and Executive, or any principal and agent or any similar relationship. Executive will not enter into any contract or commitment on behalf of the Company. The Company will not be liable for any debts or other liabilities of Executive. Both parties acknowledge that Executive is not an employee for state or federal tax purposes and as such Executive is responsible for paying all required local, state and federal taxes. During the Term, the Executive may engage in other activities; provided, however, that Executive will not engage in any activity, paid or otherwise, for a competitor of the Company so long as this Agreement is in effect.

The Executive will perform all duties in a professional, ethical and businesslike manner.

5.	Compensation.

5.1	Previous Compensation. As compensation for the Executive’s previous work for the Company, the Company agrees to pay the Executive $31,500 upon executive of this Agreement.

5.2	Base Compensation As compensation for Executive performing the services under this Agreement, the Company agrees to pay Executive a monthly fee of $10,500 a month. The fee will be divided into two (2) payments on the 15th and last day of the month. This first payment will be prorated based on the start date.

5.3	Stock in Lieu of Cash Compensation. In lieu of cash for any payments due to the Executive including all payments due upon termination of this Agreement, the Executive may elect to receive restricted shares of the Company’s Common stock valued at whichever is lower: (a) 25% below any current offering price (or the most recent offering price if the Company is not engaged in the offering) or (b) 50% below the Company’s current common stock value as determined by the average of the previous 30 day’s closing market prices. The election can be made from 30 days before and up to 90 days after the date such cash should have been paid to the Executive.

5.4	Medical Insurance Reimbursement. During the term of this Agreement, the Company agrees to pay Executive a monthly stipend of up to $2800 per month (“Medical Insurance Reimbursement”) in addition to their annual salary to cover medical insurance premiums and HSA contributions for the Executive and the Executive’s dependents until such time that the Company can make available an alternative medical insurance plan. Nothing herein shall be deemed to impose any other or further obligation or liability on the part of the Company with respect to any medical costs incurred by Executive during the term of his employment.

5.5	Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures; provided that any expense above $5,000 shall be first approved by the Chief Executive Officer.

EXECUTIVE CONSULTING AGREEMENT	G Farmer

5.6	Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s service hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, Executive, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).

6.	Termination. This Contract may be terminated by either party upon no less than thirty (30) calendar days written notice, without cause, unless a lesser time is mutually agreed upon by both parties. Whether the Executive’s service is terminated upon the expiration of the Consulting Term or under the terms of this Section 6, the Executive shall be entitled to receive with two (2) weeks following the date of termination: (i) any accrued but unpaid Base Compensation; (ii) reimbursement for unreimbursed expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy.

7.	Non-Disclosure. Executive acknowledges that, in order for Executive to effectively perform its duties hereunder, the Company will disclose to Executive certain valuable trade secrets and Confidential Information (defined below) that have been created, discovered or developed by, or that otherwise have become known to the Company as a result of substantial effort, expense and time incurred by the Company or which have been assigned or otherwise conveyed. In light of such acknowledgement, Executive hereby agrees as follows:

7.1	Trade Secrets. Executive hereby acknowledges that certain processes, formulas and mechanisms used by the Company in its operation of its business are not generally known to the public or to other persons engaged in businesses similar to its business and, as such constitute its trade secrets. Executive hereby agrees never to directly or indirectly disclose or use, or assist anyone else in disclosing or using such trade secrets to any person or entity other than as authorized in the regular course of the performance of this Agreement.

7.2	Confidential Information. Executive will not divulge, disclose or make accessible to any person or entity any information (in written, oral or electronic form) that the Company or its affiliates (as that term is defined under the Securities Act of 1933) may provide to Executive or of which Executive may become aware including, without limitation, the following confidential business information of the Company: (i) marketing plans, strategies and forecasts; (ii) financial statements, budgets, prices, costs and financial projections; (iii)customer names, addresses and contact persons; and (iv)suppliers and the details of their business agreements (collectively, “Confidential Information”).

Confidential Information does not include information that is in the public domain other than through a breach of a duty of confidentiality by Executive or a third party.

EXECUTIVE CONSULTING AGREEMENT	G Farmer

Executive will keep the Confidential Information confidential, will not use it for any purpose other than to perform the services under the Scope of Work. If disclosure of any Confidential Information is required by law while in the possession of Executive, Executive will promptly notify the Company, provide the Company with copies of all documents seeking such disclosure, together with copies of all material sought, and will not disclose any information voluntarily.

Executive agrees that no remedy at law is adequate to compensate the Company for a breach of this Section 7 and that the Company therefore will be entitled to temporary and permanent injunctive relief against any such breach, or the threat of any such breach, without having to prove actual damages or the adequacy of money damages, in addition to any other remedy which may be available to the Company.

The terms and conditions of this Section 7 will survive the expiration or termination of this Agreement for any reason.

8.	Property of the Company. Executive agrees that upon termination of this Agreement, it will promptly deliver to the Company all written and other materials in its possession or control which contain any of the trade secrets and confidential business information described in Section 9 hereof and all other property of the Company in its possession or control at such time, which was obtained from the Company or compiled or produced for the Company during the Term, including, but not limited to, records, data, plans, programs, program listings, flow charts, record layouts, computer printouts, magnetic tapes, diskettes, disks, card decks, letters and customer lists with exception of personal diaries.

9.	Relations with Third Parties and Representations of the Parties.

Executive agrees that the Company may make known to others, either during or subsequent to the Term, the existence of this Agreement and the provisions of all or any part hereof.

Executive represents and warrants that: (i) Executive is not in violation of any term of any contract, patent or other proprietary information disclosure agreement of any other contract, agreement or any judgment, decree or order of any court or administrative agency relating to or affecting its right to be retained by the Company because of the nature of this business conducted or proposed to be conducted by the Company or for any other reasons; (ii) No such term, judgment, decree or order conflicts with Executive’s obligation to use its best efforts to promote the interests of the Company nor does the execution and delivery of this Agreement, nor the carrying on of the Company business conflict with any such term, judgment, decrees or order; and (iii) Neither Executive nor any of its affiliates (as that term is defined under the Securities Act of 1933) are a party to any transaction, agreement or understanding to which the Company is also a party except this Agreement or any agreement executed hereunder, nor does it or any of its affiliates have any interest in any person or entity with whom the Company does or intends to do business.

The Company hereby makes the following representations in connection with this Agreement: (i)The Company is a corporation duly organized and validly existing by virtue of the laws of the state of Florida and is in good standing under the laws thereof. (ii) The execution of this Agreement by the Company and the performance by it of the covenants and undertakings hereunder have been duly authorized by all requisite corporate action, and approved by the Board of Directors and the Company has the corporate power and authority to enter into this Agreement and perform the covenants and undertakings to be performed by it hereunder and is under no other impediment which would adversely affect its ability to consummate or prohibit it from meeting its obligation hereunder. (iii)This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms.

EXECUTIVE CONSULTING AGREEMENT	G Farmer

10.	Non-Disparagement. The Executive and Company mutually agree and covenants that they will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Group or its businesses, or any of its Executives, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 10 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Board.

11.	Remedies, Survival, and Severability.

The Company and Executive agree that in the event of breach of any of the covenants, agreements or obligations under Sections 7, 8, 9 and 10 thereof, remedies at law would be inadequate and either party may seek injunctive relief as well as damages.

The covenants, agreements, representations, warranties and obligations contained Sections 7, 8, 9 and 10 hereof shall survive the termination of this Agreement for the periods herein set forth.

Each of the covenants, agreements and obligations contained in Sections 7, 8, 9 and 10 hereof shall be independent and severable from the others and should any be for any reason held illegal, invalid or unenforceable in whole or in part, said illegality, invalidity or unenforceability shall not affect the other covenants, agreements and obligations in said Sections.

In the enforcement of their rights hereunder, the Company and Executive shall return all of their rights under law or in equity to enforce the obligations of the other party hereunder or otherwise, and to seek relief for the acts of the other party subject to the terms of this Agreement.

12.	Miscellaneous.

This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof. No amendment, modification, waiver or attempted waiver of this Agreement or any part hereof shall be valid or binding unless made in writing and signed by the party to be bound.

The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of Florida.

This Agreement may only be modified in writing duly executed by both parties.

Any notice required or permitted to be given pursuant to this Agreement shall be sufficiently given when delivered or if sent by Certified mail postage prepaid, return receipt requested, on the third day after such mailing, to the following address:

If to Company:

IMMUNE THERAPEUTICS, INC.

2431 Aloma Ave #124

Winter Park, FL 32792

If to Executive:

Glen Farmer

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party pursuant to the terms of this section.

EXECUTIVE CONSULTING AGREEMENT	G Farmer

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

The headings of the sections and subsections hereof have been inserted as a matter of convenience and shall not be used in the interpretation of any provisions of this Agreement.

The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

The failure of either party hereto in any one or more instances to insist upon the performance of any of the terms or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement or the waiver by either party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as thereafter waiving any such terms, conditions, rights, privileges or covenants, and the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

The Company:	Executive:

By:	By:
Name:	Name:
Title:

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EXECUTIVE CONSULTING AGREEMENT	G Farmer